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                                                                    EXHIBIT 24.1
                         INDEPENDENT AUDITORS' CONSENT
The Board of Directors
Bowater Incorporated

     The audits referred to in our report dated February 12, 1993, included the related financial statement schedules as of December 31, 1992, and for each of the years in the three-year period ended December 31, 1992 incorporated by reference in the registration statement (as amended). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the headings Selected Financial and Operating Data and Experts in the prospectus.
     Our report covering the December 31, 1992 financial statements refers to accounting changes regarding the Company's adoption of the provisions of the Financial Accounting Standards Board's Statement on Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1992.
                                         KPMG PEAT MARWICK

Greenville, SC
January 17, 1994

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